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                                                                   Schedule 21.1



                    Subsidiaries of AES Eastern Energy, L.P.

AES Somerset, L.L.C.

AES Cayuga, L.L.C.

AEE2, L.L.C.

         AES Westover, L.L.C.

         AES Greenidge, L.L.C.